Exhibit 99.2

Red Violet, Inc. (NASDAQ: RDVT)

Fourth Quarter 2022 Earnings Results Conference Call

COMPANY PARTICIPANTS:

Camilo Ramirez Red Violet, Inc. – Vice President of Finance & IR
Daniel MacLachlan Red Violet, Inc. - CFO
Derek Dubner Red Violet, Inc. - Chairman & CEO

CONFERENCE CALL PARTICIPANTS:
Brandon Osten - Venator Capital Management

David Polansky - Immersion Investments Partners

PRESENTATION
Operator
Good day ladies and gentlemen, and welcome to red violet’s fourth quarter and full year 2022 earnings conference call. At this time, all participants are in a listen only mode. Later we will conduct a question and answer session and instructions will follow at that time.

As a reminder this call is being recorded.

I would now like to introduce your host for today’s conference Camilo Ramirez, Vice President, Finance and Investor Relations. Please go ahead.

──────────────────────────────────────────────────────────────────────────────Camilo Ramirez Red Violet, Inc. – Vice President of Finance & IR

Good afternoon and welcome. Thank you for joining us today to discuss our fourth quarter and full year 2022 financial results.

With me today is Derek Dubner, our Chairman and Chief Executive Officer, and Dan MacLachlan, our Chief Financial Officer. Our call today will begin with comments from Derek and Dan, followed by a question and answer session.

I would like to remind you that this call is being webcast live and recorded. A replay of the event will be available following the call on our website. To access the webcast, please visit our Investors page on our website www.redviolet.com.

Before we begin, I would like to advise listeners that certain information discussed by management during this conference call are forward-looking statements covered under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. The company undertakes no obligation to update the information provided on this call. For a discussion of risks and uncertainties associated with red violet’s business, I encourage you to review the company’s filings with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K and the subsequent 10-Qs.

During the call, we may present certain non-GAAP financial information relating to our adjusted gross profit, adjusted gross margin, adjusted EBITDA, adjusted EBITDA margin, and free cash flow. Reconciliations of these non-GAAP financial measures to their most directly comparable US GAAP financial measure are provided in the earnings press release issued earlier today. In addition, certain supplemental metrics that are not necessarily derived from any underlying financial statement amounts may be discussed and these metrics and their definitions can also be found in the earnings press release issued earlier today.

With that, I am pleased to introduce red violet’s Chairman and Chief Executive Officer, Derek Dubner.
──────────────────────────────────────────────────────────────────────────────Derek Dubner Red Violet, Inc. - Chairman & CEO
Thanks Camilo, and good afternoon to those joining us today to discuss our fourth quarter and full year 2022 results. We are pleased to announce a strong fourth quarter, which produced another record year for red violet. Despite 2022’s uncertain economic environment, red violet continued to drive healthy, double-digit percentage revenue growth while expanding gross margin and generating solid cash flow. We continued to strategically invest in our robust product roadmap and execution against our growing sales pipeline. Further, even with the investments made in 2022, we generated our first full year of GAAP profitability without a one-time gain. We remain intently focused on the execution of our long-term strategic plan and our industry-leading teams continue to outperform.

Now, turning to the numbers. For the quarter, total revenue was $13.1 million, a 16% increase over prior year and a record fourth quarter for red violet. Platform revenue increased 19% to $12.9 million. Services revenue decreased 54% to $0.2 million. We produced $10.0 million in adjusted gross profit, resulting in adjusted gross margin of 77% in the fourth quarter, up three percentage points. Adjusted EBITDA for the quarter was $1.5 million, up 16% over prior year.

Our IDI billable customer base grew by 148 customers sequentially from the third quarter, ending the fourth quarter at 7,021 customers. FOREWARN added over 6,900 users during the fourth quarter, ending the quarter at 116,960 users. Over 235 Realtor® Associations are now contracted to use FOREWARN.

For the year, revenue increased 21% to $53.3 million, generating adjusted EBITDA of $12.9 million. We generated $0.6 million in net income in 2022, our first full year of GAAP profitability without a one-time gain. Recall our 2021 net income of $0.7 million included a one-time gain of $2.2 million from the forgiveness of our CARES Act Loan.

We continue to convert our larger enterprise prospect pipeline into wins. We had 67 customers contribute over $100 thousand in revenue in 2022, a 43% increase compared to 47 customers in 2021. As well, our existing customers continue to spend more with us year over year.

With 2022 behind us, we are excited about 2023 and beyond. While many companies are retrenching and right sizing their organizations given the current climate, we are in the enviable position of being able to advance our long-term strategic plan. This consists of converting our healthy cash flow and solid balance sheet into innovative solutions, enhanced capabilities, entry into new markets, and increasing market penetration. This is a delicate balance of pressing investments for future growth while exercising financial prudence to maintain the strong financial profile of our business. We have a robust product roadmap of planned releases throughout 2023 and the next several years. These releases include enhancements to existing solutions and new solutions in identity, fraud prevention and detection, background screening support, commercial real estate analytics, marketing services and public sector. These innovations are designed to improve customer outcomes for current use cases and to address customer need where there are presently no solutions or current market solutions are inadequate. As you can imagine, developing solutions to address complex problems often takes time and multiple iterations between us and pilot project participants. Importantly, our target markets remain resilient, and we expect strong demand for existing and new solutions for the foreseeable future. The secular tailwinds that our business has are firmly in place – a digital transformation in its infancy, cybercrimes and fraud that are omnipresent, demand for integrated solutions that drive efficiency, and more. Our solutions are mission-critical -- they are used to manage risk, gain efficiency, and acquire customers – all essential, especially in a challenging economic environment.

On the whole, we are pleased with our performance in 2022. Notwithstanding the economy, we are making solid progress against our strategic plan, and nothing has altered our view regarding our product roadmap and our expectations around adoption by our target markets.

Given this, and the strong start to the year we are experiencing here in the first two months, we remain very optimistic about our prospects for 2023 and beyond.

With that, I turn it over to Dan to discuss the financials.

──────────────────────────────────────────────────────────────────────────────Daniel MacLachlan Red Violet, Inc. - CFO
Thank you, Derek, and good afternoon. 2022 was a great year for red violet. We executed well against our planned initiatives laid out at the beginning of the year. While continuing to strategically invest in the business, we solidly grew revenue while maintaining healthy margins and cash flow. We added key strategic hires in several verticals and tactically built out our product development and go-to-market resources. As an organization, we added 46 team members in 2022, including 14 in sales and marketing and 27 in technology and product development. These significant additions will enable scalability across the organization.

This time last year, we explained that we would leverage our strong balance sheet and healthy cash flow to reinvest in the business in the form of human capital, expanding the capabilities, depth and efficiency of our team. We explained we could make these investments while maintaining adjusted EBITDA margin in the range of 20 to 25%. We executed well against that expectation. We grew revenue by over 20% to $53.3 million in 2022, maintaining a 24% adjusted EBITDA margin which produced $12.9 million in adjusted EBITDA. Importantly, 2022 was our first full year of GAAP profitability without a one-time gain, generating $0.6 million in net income which resulted in earnings of $0.04 per basic and diluted share.

The markets for our solutions continue to show strong fundamentals and increasing opportunity. We are releasing new features and enhancements on current solutions and developing new solutions to address additional use cases in identity, commercial property solutions, background screening support, and marketing services. With our higher-tier opportunity pipeline strong and growing, we continue to make significant progress in moving up market in both size and volume potential. We are competing successfully, converting those higher-tier private and public sector opportunities to wins. We had 67 customers contribute over $100 thousand in revenue in 2022, a 43% increase over prior year. We remain confident in our ability to drive strong growth in 2023 and beyond.

Turning now to our fourth quarter results, for clarity, all the comparisons I will discuss today will be against the fourth quarter of 2021, unless noted otherwise.

Total revenue was $13.1 million, a 16% increase over prior year. Platform revenue increased 19% to $12.9 million. Services revenue decreased 54% to $0.2 million. We produced $10.0 million in adjusted gross profit, resulting in a margin of 77% in the fourth quarter, up

3-percentage points. Adjusted EBITDA for the quarter was $1.5 million, up 16% over prior year. Adjusted EBITDA margin remained consistent at 12% for the quarter.

Continuing through the details of our P&L, as mentioned, revenue was $13.1 million for the fourth quarter, consisting of revenue from new customers of $1.2 million, base revenue from existing customers of $10.6 million and growth revenue from existing customers of $1.3 million. Our IDI billable customer base grew by 148 customers sequentially from the third quarter, ending the fourth quarter at 7,021 customers. FOREWARN added over 6,900 users during the fourth quarter, ending the quarter at 116,960 users. Over 235 Realtor® Associations are now contracted to use FOREWARN.

Our contractual revenue was 77% for the quarter, down 2-percentage points from prior year. Our revenue attrition percentage was 5%, compared to 4% in prior year. We expect our revenue attrition percentage to trend between 5% and 10% for the foreseeable future.

Moving on from our revenue metrics and down the P&L, our cost of revenue (exclusive of depreciation and amortization) increased $0.2 million or 4% to $3.1 million. This $0.2 million increase was a result of an increase in data acquisition costs. Adjusted gross profit increased 20% to $10.0 million, producing an adjusted gross margin of 77%, a 3-percentage point increase over fourth quarter 2021.

Sales and marketing expenses increased $0.8 million or 36% to $3.0 million for the quarter. The increase was due primarily to an increase in salaries and benefits and sales commissions. The $3.0 million of sales and marketing expense for the quarter consisted primarily of $1.8 million in employee salaries and benefits and $0.7 million in sales commissions.

General and administrative expenses increased $0.9 million or 14% to $7.1 million for the quarter. This increase was primarily the result of a $0.6 million increase in employee salaries and benefits and a $0.2 million write off of long-lived assets. The $7.1 million in general and administrative expenses for the quarter consisted primarily of $4.1 million of employee salaries and benefits which included year-end bonuses as part of our company’s discretionary bonus plan, $1.4 million of non-cash share-based compensation expense, and $0.9 million in accounting, IT and other professional fees.

Depreciation and amortization increased $0.3 million or 24% to $1.8 million for the quarter. This increase was primarily the result of the amortization of internally developed software.

Our net loss for the quarter narrowed $0.3 million or 13% to $1.5 million.

We reported a loss of 11 cents per basic and diluted share for the quarter based on a weighted average share count of 14.0 million shares.

Moving on to the balance sheet. Cash and cash equivalents were $31.8 million at December 31, 2022, compared to $34.3 million at December 31, 2021. Current assets were $38.1 million compared to $38.6 million and current liabilities were $5.4 million compared to $3.5 million.

We generated $12.5 million in cash from operating activities for the year ended December 31, 2022, compared to generating $8.9 million in cash from operating activities for the same period in 2021.

We generated $3.6 million in free cash flow in 2022, compared to generating $3.7 million in 2021.

Cash used in investing activities was $8.8 million for the year ended December 31, 2022, mainly the result of $8.5 million used for software developed for internal use. Cash used in investing activities in prior year was $5.2 million.

Cash used in financing activities was $6.1 million for the year ended December 31, 2022, mainly the result of two items. One, acquiring approximately 252,000 shares of company stock for $5.2 million from the net share tax settlement of employee restricted stock units and, two, purchasing 50,000 shares of company stock for $0.9 million under our stock repurchase program at an average price of $17.52 per share. These shares were withheld in treasury and retired prior to the end of the year.

During the same period 2021, cash provided by financing activities was $17.6 million. This was the result from the net proceeds of $20.9 million in growth financing raised through the sale of 552,915 shares of common stock at a price of $38.00 per share. This was offset by $3.3 million of cash used to acquire approximately 143,000 shares of company stock from the net share tax settlement of employee restricted stock units.

As it relates to our stock repurchase program, we will continue to monitor prevailing market conditions and other opportunities that we have for the use or investment of our cash balances and, as applicable, strategically acquire additional shares in accordance with our repurchase program.

In closing, we are pleased with our fourth quarter and full year results. Despite the uncertain economic environment, we are excited about what we are seeing in the first two months of this year and expect 2023 to be another great year for red violet.

With that, our operator will now open the line for Q&A.

──────────────────────────────────────────────────────────────────────────────
QUESTIONS AND ANSWERS
Operator
(Operator Instructions) Our first question will come from the line of Brandon Osten from Venator Capital Management.
──────────────────────────────────────────────────────────────────────────────Brandon Osten -
Obviously, a really good quarter. I mean it only compares somewhat poorly to the ridiculous quarter you guys put up in Q3. So second best quarter ever.
──────────────────────────────────────────────────────────────────────────────Derek Dubner Red Violet, Inc. - Chairman & CEO
Correct.
──────────────────────────────────────────────────────────────────────────────Brandon Osten -
A couple of questions here. Just can you guys remind -- I know you grew by a good amount this year. Can you remind me what the dollar value of that headwind you guys faced this year? Because that customer that got acquired because the growth rate is probably better than maybe what the stated growth rate is. I just can't remember how much loss. Was it like $0.5 million or something? I can't remember.
──────────────────────────────────────────────────────────────────────────────Daniel MacLachlan Red Violet, Inc. - CFO
Yes. It was roughly $0.5 million a quarter, right? So annualized about $2 million.
──────────────────────────────────────────────────────────────────────────────
Brandon Osten -
Okay. So I mean we're really looking at -- like does this 12 8 basically, should I be comparing that 12 8 to like 10 2 or something? Does that make -- or I guess 13 with 10 7? Does that make more sense then, apples-to-apples?
──────────────────────────────────────────────────────────────────────────────Daniel MacLachlan Red Violet, Inc. - CFO
Yes. Look, I think that's a good way to look at it, right? It was a larger customer that we discussed, right? And so that was $500,000 a quarter that we needed to go get. So that's a good way to look at it, for sure.
──────────────────────────────────────────────────────────────────────────────Brandon Osten -
Okay. Okay. And just a few short ones here because you guys put out a lot of detail anyways. Can you remind me -- so just the seasonal impact of the EBITDA in Q4, is that just year-end bonuses for management and employees?

──────────────────────────────────────────────────────────────────────────────Daniel MacLachlan Red Violet, Inc. - CFO
So yes, we have a company discretionary bonus plan. And because of the discretionary nature, a lot of that falls into the fourth quarter based on performance and such. And then from a top line perspective, and we've said this before, we always see a little bit of seasonality in the fourth quarter just based on less business days, right, when we're dealing with businesses. As a portion of our revenue still is transactional, right, with less business days and less business happening towards the end of the year, we still -- we do see some seasonality at the top line as well.
──────────────────────────────────────────────────────────────────────────────Brandon Osten -
Okay. And I guess -- I mean you guys alluded to a strong start to the year. I mean we've only got a couple of weeks left, and I know you guys don't like to guide. But is it fair to expect that Q1 is -- Q1 revenues will be above Q4 revenues? Is that a fair expectation without letting too much out of the bag?
──────────────────────────────────────────────────────────────────────────────
Derek Dubner Red Violet, Inc. - Chairman & CEO
Yes, Brandon, I think that's a fair statement, yes.
──────────────────────────────────────────────────────────────────────────────Brandon Osten -
Okay. Okay. And two other questions here. Can you give me a feel for -- I mean you really have two markets that I would consider somewhat cyclical. I mean law enforcement isn't particularly cyclical, but like cyclical material and somewhat impacted by rules and regulations.

Can you give me a sense about how you're feeling on the repo market, which should be starting to come up; and on the other hand, the real estate market, which you are adding? You do seem to be adding customers there. But can you give me a sense of what you're seeing on that side as well?
──────────────────────────────────────────────────────────────────────────────Derek Dubner Red Violet, Inc. - Chairman & CEO
Sure. Absolutely. Thanks, Brandon. Yes, we have seen an uptick in the repo market, of course. What you're seeing is -- and rather not surprising is that a lot of the government support from COVID in the way of subsidies and moratoria on collections and standoff on mortgage payments and evictions, you're seeing those wear off. And you're seeing the consumer on the low end, if you will, sort of sub-prime, as they call them, having difficulty.

Inflation has impacted them significantly, as it does everybody, but more significantly to that type of base. And savings are depleted and they're turning to credit cards. You're seeing credit card delinquencies moving up, and you're also seeing reported repossessions of autos that were bought many times during the COVID period and so -- and with shortage of supply, probably paying too much for those autos, so finding themselves in difficult positions.

So the repossession market is relatively strong, and so we're seeing volumes move up there. As far as real estate, we did talk about it last year, that very swift move in mortgage rates from -- in March of last year, I believe, from about mid-3% to 6%, did slow down the real estate, I'll call it, marketing or identity side of the business. That's where we power some of the real estate software solutions to identify certain demographics of propensity to sell or -- and/or purchase. So think of identifying a deceased in a home, a multi-homeowner, age, et cetera. So we had some real estate customers in that segment that when mortgage rates spiked, when they spend with us, it's all a matter of ROI, what are they getting, what can they do with the information and how can they translate that into ROI. And so there was a pause. It did pick back up throughout the year a bit and stabilized.

That is different, I want to be very clear, that's different than FOREWARN. FOREWARN is a risk and identity product. It's a safety tool used by realtors. FOREWARN is very highly, in fact, it's entirely contractual, and so different from our FOREWARN product. So -- but we've seen relative stability in the real estate market since that impact in Q2 last year.
──────────────────────────────────────────────────────────────────────────────Brandon Osten -
Yes. Also, I saw Apple News article out of London Times or one of the European ones but real estate agents and the dangers that they face for showings when they don't know the counterparty, like physical dangers. Maybe worth looking at.

And then my last question, and I'm going to ask a stupid question. I know it's a stupid question before I ask, but I'll ask it anyway because everyone wants to hear.
─────────────────────────────────────────────────────────────────────────────

Derek Dubner Red Violet, Inc. - Chairman & CEO
No problem.
──────────────────────────────────────────────────────────────────────────────Brandon Osten -
Yes, everyone wants to hear something. So just with regards -- I mean in terms of all the hype recently around, call it, artificial intelligence, machine learning, whatever you want to call it, you have a platform that has a major -- has a significant database. So for you guys, maybe there's an output component, but there's also the fact that you have the database. So there's sort of an input component, right? It's all about who's got the data on one side, how they process the data in the middle and who spits out the data.

Have you guys given any thought strategically to how you use your database on behalf of your customer or on behalf of your customer base? I mean even FOREWARN is somewhat of a predictive system in terms of what might be lurking on the other side of a transaction. So just any -- I don't need detail, just any thoughts there, what you're telling people when asked.
──────────────────────────────────────────────────────────────────────────────Derek Dubner Red Violet, Inc. - Chairman & CEO
Sure. I appreciate the question. It's Derek. Setting aside all of the AI talk, that's really the hot buzzword right now, as we've told the Street many times, this is the third platform we have built in this space. This platform, it was built from the cloud -- in the cloud from the ground up, and it is really the only platform that was built that way as far as the competitors we have. And we built this platform with machine learning built into it, always with the goal of analyzing data, looking for commonalities, looking for anomalies.

As you know, as consumers, we leave our footprint in society every day. The data trail, the data we leave behind grows, with our multi-year address history, with events in our lives, with bankruptcies, liens, judgments, criminal histories, you name it, with asset transfers, with businesses formed and affiliations within those businesses and those we interact with. So that's always a big component of our platform, and we believe a significant competitive advantage of what's out there and really the ability for our end users to use what we believe to be a far more intelligent interface than what's out there as well with the platform underlying and generating a lot of that knowledge, creating -- taking data and making it actually actionable.

So that's how we view our platform. That's how we've been telling our story for quite a while. We are still small. We only have 7,000 customers, and those customers are realizing the advantages of getting our platform and our solutions into their workflow. So, we feel we're very competitively differentiated from what's out there and feel great about our future.
──────────────────────────────────────────────────────────────────────────────

Brandon Osten –

It’s great. Thanks guys. Keep moving forward.

──────────────────────────────────────────────────────────────────────────────

Operator
Our next question will come from the line of David Polansky from Immersion Investments.

──────────────────────────────────────────────────────────────────────────────David Polansky -
Hey guys. Thanks for taking my questions. I want to talk about head count a little bit. I think you're capping off your biggest year ever for hiring. You hired about 46 net new people. Are you ready for this year with the current head count? Or should we expect similar hiring patterns in '23? And then going off of that, can you discuss how that may or may not impact your margin profile on gross margin and adjusted EBITDA?
──────────────────────────────────────────────────────────────────────────────Derek Dubner Red Violet, Inc. - Chairman & CEO
Sure. Thanks David. You're right. We made significant hires last year, and we looked around the organization and said, look, we see significant opportunity as we roll out the product road map and as we expand in certain verticals and as we enter new markets. So, we made hires in various parts of the organization to, for example, bolster our infrastructure, while we add to our data science team, our product development team, and build those products, to add to sales and marketing, to get out there and to tell our story and to bring these fantastic solutions to market.

So I would say there is going to be no repeat to the number of additions that we did. I think we're pretty well-positioned as far as who we've already added, so there's no intention of significantly or even insignificant -- too insignificantly adding to that position other than where we see we have nice traction. We've always said we will spend into that traction a bit to really get going.

Dan, why don't you talk a little bit about margins and what you can expect?
──────────────────────────────────────────────────────────────────────────────Daniel MacLachlan Red Violet, Inc. - CFO
Yes, sure. Thanks, David. Great to hear from you. Look, I think this kind of sets for us kind of that new level, if you will, that gives us a lot of leverage over the next several years. Strategically, as Derek said, we'll look at areas where we start to gain traction, potentially lean in. But the expectation is we would kind of maintain around this level for most of the year. What that means for margin, the expectation is, for this year, margins would be relatively consistent with what you saw in 2022. And then ultimately, as we're leaving '23 and seeing increasing in revenue, we'll start to see that nice leverage in that margin profile and really start to see that margin profile extraction, if you will, going into 2024, starting to hit towards those targets that we've talked about in the past, closer to the 35%. So that's kind of what the expectation is for '23 and then leaving '23 going into '24.
──────────────────────────────────────────────────────────────────────────────David Polansky -

So when you say consistent, do you mean sort of maybe in the mid-20s range? Is that right?
──────────────────────────────────────────────────────────────────────────────Derek Dubner Red Violet, Inc. - Chairman & CEO
Correct.
──────────────────────────────────────────────────────────────────────────────David Polansky -
So if you are -- I just want to make sure I understand this. But if you're not making significant hires and you're largely a fixed cost business and presumably you'd be growing revenue that should flow through at a pretty high incremental margin, where are you spending, if not in head count, where? Because my thought is that if you're not spending, we should see some pretty good operating leverage, but it sounds like we'll still be sort of in the mid-20s range. So then -- can you talk about that a little bit?
──────────────────────────────────────────────────────────────────────────────Daniel MacLachlan Red Violet, Inc. - CFO
Yes. So look, when we look at it, we look at it from a conservative standpoint. And as I said, as we're kind of leaving out of '23, the expectation is you'll start to see that nice leverage, right? So, when you look at last year '22 versus this year, obviously, we added a good portion of the 46 kind of in -- moving out of second quarter into third and fourth quarter, probably added half in the beginning of the year, half in the second half of the year. So the run rate based on that is really leaving the year.

So yes, I think the expectation is, from a conservative standpoint, we'll look to be kind of in the mid-20s. But ultimately, as we grow revenue, I think we have a lot of upside to that. I mean, last year, we guided around 20% to 25%. Obviously, we came on the high side of that, closer to 25%. I would have the expectation that we have more upside in that margin than downside based on our revenue growth.
──────────────────────────────────────────────────────────────────────────────David Polansky -
Okay. And then on top line, I know we've talked about this a bunch of times, but is your intent to still grow this business organically? And are you seeing anything on the M&A front that gets you a little bit excited? Because I'm just trying to think of your bridge of some of these long-term targets that you laid out. And I'd just like to get some commentary around that. That would be great.
──────────────────────────────────────────────────────────────────────────────Derek Dubner Red Violet, Inc. - Chairman & CEO
Thanks, David. Yes, this is Derek. We always come into the office every day with the goal of building this business organically. That said, we do have nice relationships, banking relationships that provide us with opportunities to look at. We have said before that we have interest in a couple of areas -- that might be where we can acquire some unique data assets, perhaps some unique technology in a buy or build scenario, thought process, if you will, and/or some front-facing or end-user facing solution that may be already well branded in market and would be an interesting acquisition for us.

Given that, we are very mindful of dilution, have always been. And the last couple of years have not been interesting in the way of the valuations and the expectations from sellers of some of the assets we've seen. As you know, throughout '22 and here in '23, those valuations have come down, public market probably faster than private market, but private market is certainly getting there where they need to access capital.

So we keep our eyes open. We do review opportunities from time to time. But again, we will look at it. It's got to be some very key assets, and it needs to be at the right price, at the right valuation. And absent that, we will continue to build this organically. We feel like we have -- as we move from smaller and medium-sized customers and continue this multi-year move into larger customers, enterprise customers, if you will, in both the private and public sector, we believe just we've got a real strong runway where the latter half of the short-, medium- and long-term present opportunities to expand revenue at an even faster clip, obviously, market and economy cooperating, but we're very excited about the opportunities in front of us and meeting the targets that we've talked about.
──────────────────────────────────────────────────────────────────────────────David Polansky -
That's great. And not to be too cute about it, but maybe you can use some of those good banking relationships to get some analysts on the call and some estimates out there and maybe get the liquidity on the stock up a little bit.
──────────────────────────────────────────────────────────────────────────────Derek Dubner Red Violet, Inc. - Chairman & CEO
We hear your comment.
──────────────────────────────────────────────────────────────────────────────Operator
I'm not showing any further questions in the queue. I would now like to turn the conference back to Derek for closing remarks.
──────────────────────────────────────────────────────────────────────────────
Derek Dubner Red Violet, Inc. - Chairman & CEO
Thank you. We are pleased to have reported another strong quarter and a record year for red violet. Notwithstanding the climate, we remain steadfast in operating our business with a long-term view. We continue to execute against this multi-year strategic plan that we've been discussing, and our business is financially strong. We are very excited about the prospects for 2023 and beyond. Good afternoon.
──────────────────────────────────────────────────────────────────────────────Operator
This concludes today's conference. Thank you for participating. You may now disconnect. Everyone, have a great day.
──────────────────────────────────────────────────────────────────────────────